Sanuwave Announces Strategic Debt Refinancing with New Credit Facility

Credit facility from J.P. Morgan consists of a four-year term loan of $23 million and a two-year $5 million revolving credit facility backed by accounts receivable.

Both the term loan and revolver have an interest rate of SOFR +350bp.

The Company drew approximately $1 million from the revolver at commencement, resulting in total outstanding debt under the new facility of approximately $24 million.

Company announces the repayment in full of NH Expansion debt facility with new credit facility from J.P. Morgan and cash on hand.

EDEN PRAIRIE, MN, September 26, 2025 (GLOBE NEWSWIRE) -- Sanuwave Health, Inc. (the "Company" or "Sanuwave”) (NASDAQ: SNWV), a leading provider of next-generation FDA-approved wound care products, today announced the successful refinancing of its $27.5 million debt facility with NH Expansion Credit Fund Holdings LP (“NH Expansion”) with a new secured credit facility from J.P. Morgan consisting of a $23.0 million term loan, which amortizes over four years and a two-year $5.0 million receivables backed revolving credit facility from which the Company drew approximately $1.0 million at closing. Both facilities have an interest rate of SOFR (Secured Overnight Financing Rate) +350bp and neither facility has any prepayment penalties.

The use of proceeds for the $24 million borrowing at closing was the partial repayment of the NH Expansion debt facility. The remaining $3.5 million owed on the NH Expansion debt facility and additional transaction and initiation costs (including costs to close out the NH Expansion debt facility) of approximately $1.3 million were repaid using cash accumulated from the Company’s operations and from its sale of certain intravascular shockwave patents disclosed in the Company’s Current Report on 8-K filed on August 21, 2025.

“This refinancing marks a pivotal step in strengthening Sanuwave’s financial position,” said Sanuwave CEO Morgan Frank. “The significant reduction in our interest rate, the reduction of our overall debt load, and a move to a set of ‘no prepayment penalty’ terms all position us to better generate cash flow in support of our ongoing mission to pay down our debt out of operating cash flow. We could not ask for a better lender than J.P. Morgan, whose reputation for global leadership in banking needs no introduction. They have already been a great help, and we look forward to working with them going forward.”

Additional details regarding the terms of the new secured credit facility will be included in a Current Report on Form 8-K that the Company intends to file with the Securities and Exchange Commission within four business days.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to our new secured credit facility, our commercial banking facilities, future financial results, production expectations, and plans for future business development activities. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with regulatory oversight, the Company’s ability to manage its capital resources, competition and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement, except as may be required by applicable law.

Contact: investors@sanuwave.com